EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-125671, 333-75275, 333-38230, 333-132803 and 333-140107) and Form S-8 (333-116072) of Columbia Laboratories, Inc. of our report dated March 15, 2007 relating to our audits of the consolidated financial statements, which includes an explanatory paragraph stating that we did not audit the adjustments relating to the correction of errors, and our report dated March 15, 2007 relating to our audits of the financial statement schedule, which appear in this Annual Report on Form 10-K of Columbia Laboratories, Inc. for the year ended December 31, 2007.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 25, 2008